Exhibit 10.2
FORM OF
COLONIAL PROPERTIES TRUST
THIRD AMENDED AND RESTATED
EMPLOYEE SHARE OPTION AND RESTRICTED SHARE PLAN
RESTRICTED SHARE AGREEMENT
          THIS AGREEMENT is entered into as of ___, ___, by and between Colonial Properties Trust, (the “Company”), and ___, a key employee of Company and/or of its Subsidiaries or Affiliates (the “Holder”).
Recitals:
          WHEREAS, Company has adopted the Colonial Properties Trust Third Amended and Restated Employee Share Option and Restricted Share Plan (the “Plan”) providing for the grant under certain circumstances of common shares of beneficial interest of the Company, par value $.01 per share (the “Shares”);
          WHEREAS, Company, under the terms and conditions set forth below, has offered and committed to grant Shares under the Plan (the “Restricted Share Award”) to the Holder in connection with the employment of the Holder in the capacity set forth below; and
          WHEREAS, in consideration of the grant of the Restricted Share Award and other benefits, the Holder is willing to accept the Restricted Share Award provided for in this Agreement and is willing to abide by the obligations imposed on him or her under this Agreement and the other responsibilities of his or her position;
Provisions:
          NOW, THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, Company and the Holder hereby agree as follows:
1.	Effect of the Plan.
          The Restricted Share Award to be granted under this Agreement will be subject to all of the terms and conditions of the Plan. The Holder will abide by, and the Restricted Share Award granted to the Holder will be subject to, all of the provisions of the Plan and of this Agreement, together with all rules and determinations from time to time issue by the Committee established to administer the Plan and by the Board of Trustees of Company (hereinafter “Board”) pursuant to the Plan.
     2. Grants.
          The Holder is hereby granted and issued ___Shares. Concurrently with the execution and delivery of this Agreement, the Company is issuing and delivering to Holder certificates representing the Shares being acquired by him, registered in his name. The Grant Date of this Restricted Share Award is ___, ___.
     3. Vesting in Restricted Shares.
          3.1 Service Requirement. The Restricted Share Award becomes vested (i.e., nonforfeitable) as to 100% of the Restricted Shares on the [fifth] anniversary of the Grant Date if Holder has been providing services to the Company, a Subsidiary or an Affiliate continuously from the Grant Date. Service for this purpose includes service as an employee, director or independent contractor providing services to the Company, a Subsidiary or an Affiliate. For purposes of this Agreement, termination of service would not be deemed to occur if the Holder, after terminating service in one capacity, continues to provide service to the Company, any Subsidiary or any Affiliate in another capacity. Termination of service is sometimes also referred to herein as termination of employment or other relationship with the Company, its Subsidiaries or its Affiliates.
          3.2 Limitation Period. The period during which the Restricted Share Award is subject to the vesting conditions of Section 3.1 above is the “Limitation Period.” Except as otherwise determined by the Committee, during the Limitation Period applicable with respect to a Restricted Share Award, the Holder may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Shares covered by such award. The certificate representing the Shares distributed with respect to each Restricted Share Award made under the Plan shall be affixed with a legend setting forth the restrictions applicable to the transfer of such Shares. When the restrictions applicable to a Restricted Share Award shall lapse, a certificate for the number of Shares with respect to which restrictions have lapsed shall be delivered to the Holder free of all such restrictions; provided, however, the Company may retain possession of the number of shares required for the Holder to satisfy the share retention guidelines in Section 12, below. Restricted Shares that are forfeited shall be immediately transferred to the Company without any payment by the Company.
          3.3 Termination of Service. If before the end of the Limitation Period, the Holder terminates service with the Company by reason of the Holder’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), the Holder, his or her legal guardian, or the executor or administrator of the estate of the Holder or the person or persons to whom rights under the Restricted Share Agreement have passed by bequest or inheritance, as the case may be, shall vest in a prorated portion of the shares covered by the Restricted Share Agreement based on the ratio of (x) the number of complete months from the Grant Date to the date of termination of service to (y) 60. If the Holder terminates service with the Company for any reason other than the Holder’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), the Holder shall immediately forfeit to the Company all unvested Restricted Shares awarded hereunder.
     4. Dividend and Voting Rights.
          Subject to the restrictions contained herein, Holder, as owner of his Shares, shall have all of the rights of a shareholder, including the right to vote such Shares and to receive all dividends, cash or stock, paid or delivered thereon.
     5. Change of Control; Sale of Assets/Shares.
          5.1 Changes in Shares. If the number of outstanding Shares is increased or decreased or the Shares are changed into or exchanged for a different number or kind of Shares or other securities of the Company on account of any recapitalization, reclassification, Share split, reverse split, combination of Shares, exchange of Shares, Share dividend or other distribution payable in capital stock, or other increase or decrease in such Shares effected without receipt of consideration by the Company occurring after the date the Restricted Share Award is granted, a proportionate and appropriate adjustment shall be made by the Company in the number and kind of Shares subject to the Restricted Share Agreement, so that the proportionate interest of the Holder immediately following such event shall, to the extent practicable, be the same as immediately prior to such event.
          5.2. Reorganization in Which the Company Is the Surviving Entity. Subject to Section 5.3, if the Company shall be the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities, the Restricted Share Award shall pertain to and apply to the securities to which a holder of the number of Shares subject to the Restricted Share Agreement would have been entitled immediately following such reorganization, merger or consolidation.

          5.3 Reorganization in Which the Company Is Not the Surviving Entity or Sale of Assets or Shares. Upon the dissolution or liquidation of the Company, or upon a merger, consolidation or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, or upon a sale of substantially all of the assets of the Company to another entity, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving entity) approved by the Board which results in any person or entity (or persons or entities acting as a group or otherwise in concert) owning 80 percent or more of the combined voting power of all classes of securities of the Company, the Board, in its sole discretion, shall make a written determination as to the treatment of the unvested Restricted Shares.
          5.4 Adjustments. Adjustments specified in this Section relating to Shares or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional Shares or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.
     6. Requirements of Law.
          The Company shall not be required to issue any Shares under the Agreement if the issuance of such Shares would constitute a violation by the Holder or by the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any Shares subject to the Restricted Share Agreement upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance of Shares hereunder, the Restricted Shares shall not vest in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. Specifically in connection with the Securities Act of 1933 (as now in effect or as hereafter amended), unless a registration statement under such Act is in effect with respect to the Shares covered by the Restricted Share Agreement, the Company shall not be required to issue such Shares unless the Company has received evidence satisfactory to it that the Holder may acquire such Shares pursuant to an exemption from registration under such Act. Any determination in this connection by the Company shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended). The Company shall not be obligated to take any affirmative action in order to cause the issuance of Shares pursuant thereto to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that the Restricted Shares shall not vest unless and until the Shares covered by the Restricted Share Agreement are registered or are subject to an available exemption from registration, the vesting of the Restricted Shares (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.
     7. Withholding of Taxes.
          The parties hereto recognize that the Company, a Subsidiary or an Affiliate may be obligated to withhold federal and local income taxes and Social Security and Medicare taxes to the extent that the Holder realizes compensation income in connection with the Restricted Shares. The Holder agrees that the Company, a Subsidiary or an Affiliate may: (i) withhold amounts needed to cover such taxes from payments otherwise due and owing to the Holder and (ii) sell or repurchase a sufficient number of the Restricted Shares to pay such taxes without the consent of the Holder. The Holder further agrees that upon demand the Holder will promptly pay to the Company, a Subsidiary or an Affiliate having such obligation any additional amounts as may be necessary to satisfy such withholding tax obligation. Such payment shall be made in cash or cash equivalent.

     8. Disclaimer of Rights.
          No provision in this Restricted Share Agreement shall be construed to confer upon the Holder the right to be employed by the Company, any Subsidiary or any Affiliate, or to interfere in any way with the right and authority of the Company, any Subsidiary or any Affiliate either to increase or decrease the compensation of the Holder at any time, or to terminate any employment or other relationship between the Holder and the Company, any Subsidiary or any Affiliate.
     9. Interpretation of this Restricted Share Agreement.
          All decisions and interpretations made by the Committee or the Board of Trustees of the Company with regard to any question arising under the Plan or this Restricted Share Agreement shall be binding and conclusive on the Company and the Holder and any other person entitled to the Restricted Shares as provided for herein. In the event that there is any inconsistency between the provisions of this Restricted Share Agreement and of the Plan, the provisions of the Plan shall govern.
     10. Governing Law.
          This Restricted Share Agreement is executed pursuant to and shall be governed by the laws of the State of Maryland (but not including the choice of law rules thereof).
     11. Arbitration.
          Any disputes between the Company and the Holder in any way concerning this Restricted Share Agreement shall be submitted at the initiative of either party to mandatory arbitration before a single arbitrator in Birmingham, Alabama pursuant to the Commercial Arbitration Rules of the American Arbitration Association, or its successor, then in effect. The decision of the arbitrator shall be rendered in writing, shall be final and may be entered as a judgment in any court in the State of Alabama. The parties irrevocably consent to the jurisdiction of the federal and state courts located in Alabama for this purpose. Each party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorney’s fees.
     12. Shares Retention Guidelines
          The Holder is required to retain for a period of five years from the date of vesting, seventy five percent (75%) of the number of Restriced Shares in which the Holder vests, net of any shares disposed of to pay taxes on the vesting of the Restricted Shares.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COLONIAL PROPERTIES TRUST
By:

WITNESS (as to Holder)	HOLDER